File No. 70-8229



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 Amendment No. 9
                             (Post-Effective No. 7)
                                       to
                                    Form U-1

                           APPLICATION OR DECLARATION

                                      under

                 The Public Utility Holding Company Act of 1935

                               GULF POWER COMPANY
                              500 Bayfront Parkway
                            Pensacola, Florida 32501

               (Name of company or companies filing this statement
                  and addresses of principal executive offices)

                              THE SOUTHERN COMPANY

                 (Name of top registered holding company parent
                         of each applicant or declarant)

                     Warren E. Tate, Secretary and Treasurer
                               GULF POWER COMPANY
                              500 Bayfront Parkway
                            Pensacola, Florida 32501

                   (Names and addresses of agents for service)

                The Commission is requested to mail signed copies
                  of all orders, notices and communications to:

    W. L. Westbrook                                  John D. McLanahan, Esq.
Financial Vice President                              Troutman Sanders LLP
 The Southern Company                              600 Peachtree Street, N.E.
64 Perimeter Center East                                  Suite 5200
 Atlanta, Georgia  30346                          Atlanta, Georgia  30308-2216



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Item 1. Description of Proposed Transactions.
Item 1 is hereby amended by adding thereto the following:
         "Gulf has determined not to deliver the Letter of Credit or cause insurance policies to be issued in connection with the proposed issuance and sale by the Mississippi Business Finance Corporation (the "Issuer") of $21,200,000 aggregate principal amount of its Pollution Control Revenue Refunding Bonds, Series 1996 (Gulf Power Company Project) (the "Revenue Bonds").
         The proceeds of the Revenue Bonds will be applied to the redemption of $21,200,000 principal amount of Jackson County, Mississippi, 7 1/8% Pollution Control Revenue Refunding Bonds (Gulf Power Company) Series 1991, due April 1, 2021 (the "Prior Bonds"). Gulf caused the issuance of the Prior Bonds pursuant to authority granted by the Commission in HCAR No. 35-25301 (April 22, 1991).
         Gulf will issue Collateral Bonds to the Trustee to secure its payment obligations with respect to the Revenue Bonds, pursuant to a Supplemental Indenture substantially in the form filed as Exhibit A-2 hereto. The Collateral Bonds will be issued in a principal amount equal to the principal amount of the Revenue Bonds and will bear interest at the rate of interest borne by such series of Revenue Bonds.
         The Issuer has, pursuant to competitive bidding, entered into underwriting arrangements with J. C. Bradford & Co., as representative of the underwriters, for the sale of the Revenue Bonds bearing interest at the rate of 5 1/2% per annum and maturing (subject to prior redemption) on February 1, 2026. Such arrangements will result in a true interest cost to Gulf of 5.6144% per annum. Such underwriters will purchase the Revenue Bonds from the Issuer at a purchase price of 100% of the principal amount thereof (plus accrued interest from February 1, 1996 to the delivery date) and Gulf will pay the underwriting fee of $349,800 (1.65% of the aggregate principal amount) for such underwriters' services.
         The record is now complete with respect to the issuance of the Revenue Bonds. Gulf hereby requests that the Commission issue its order with respect to such $21,200,000 of Revenue Bonds and reserve jurisdiction over the sale of the remaining $128,925,000 of Revenue Bonds pending completion of the record. Gulf also requests that the Commission continue to reserve jurisdiction over $134,500,000 in principal amount or par value, as the case maybe, of the Bonds and Preferred Stock pursuant to these proceedings."

Item 2.  Fees, Commissions and Expenses.
                  Item 2 is hereby amended as follows:
                  "The fees and expenses to be paid or incurred by Gulf, directly or indirectly, in connection with the proposed issuance of the Collateral Bonds with respect to the Revenue Bonds (as distinguished from and excluding fees, commissions and expenses incurred or to be incurred in connection with the sale of the Revenue Bonds by the Issuer and in connection with the determination of the tax status of the Revenue Bonds) are as follows:

         Fee of Counsel for Gulf................................       $25,000
         Fee of accountants, Arthur Andersen LLP................        25,000
         Fee of First Mortgage Bond Trustee.....................        20,000
         Services of Southern Company Services, Inc.............        10,000
         Miscellaneous, including telephone charges and
          traveling expenses....................................         5,000
                                                                     ---------
                                                                       $85,000



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Item 3.           Applicable Statutory Provisions.


         Item 3 is hereby amended by adding thereto the following:
         "Rule 54 Analysis. Under Rule 54, in determining whether to approve the issue or sale of a security by a registered holding company for purposes other than the acquisition of an "exempt wholesale generator" or "foreign utility company", or other transactions by such registered holding company or its subsidiaries other than with respect to "exempt wholesale generators" or "foreign utility companies", the Commission shall not consider the effect of the capitalization or earnings of any subsidiary which is an "exempt wholesale generator" or a "foreign utility company" upon the registered holding company system if the "safe harbor" conditions of Rule 53 are satisfied.
         Southern currently meets all of the "safe harbor" conditions of Rule
53. Southern's "aggregate investment" in "exempt wholesale generators" and "foreign utility companies" at January 31, 1996 was approximately $1,231,236,316, representing approximately 37.4% of Southern's "consolidated retained earnings," as defined in Rule 53(a)(1)(ii) ,for the four quarters ended September 30, 1995. Furthermore, Southern has complied and will continue to comply with the record keeping requirements of Rule 53(a)(2) concerning affiliated "exempt wholesale generators" and "foreign utility companies." In addition, as required by Rule 53(a)(3), no more than 2% of the employees of Southern's operating utility subsidiaries will, at any one time, directly or indirectly, render services to "exempt wholesale generators" and "foreign utility companies." Finally, since none of the circumstances described in Rule 53(b) exists, the provisions of Rule 53(a) are not made inapplicable by Rule 53(b)."

Item 6.           Exhibits and Financial Statements.

                  (a)    Exhibits.

                  A-2 -- Draft of proposed Supplemental Indenture
                         between Gulf and The Chase Manhattan Bank
                         (National Association), as Trustee, relating to the Collateral Bonds.

                  B-1 -- Draft of Loan Agreement between Gulf and the Issuer relating to the Revenue Bonds.

                  B-2 -- Draft of Trust Indenture between the Issuer and the
                         Trustee relating to the Revenue Bonds.



                                    SIGNATURE
         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this amendment to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: February 15, 1996                GULF POWER COMPANY

                                      By /s/Wayne Boston
                                            Wayne Boston
                                         Assistant Secretary